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                                 EXHIBIT 99.1

                                 PRESS RELEASE
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( BW) (NJ-ENAMELON)(ENML) Enamelon, Inc. Reduces Costs and Refocuses Marketing
Efforts

     Business Editors

     CRANBURY, N.J.--(BUSINESS WIRE) --June 4, 1999--Enamelon, Inc. (Nasdaq NM:
ENML), which is using its proprietary "remineralization" technology to develop over-the-counter oral care products to help stop cavities before they begin, today announced organizational changes to refocus the Company's marketing efforts and reduce overhead with the intention of lowering operating costs.

     Through aggressive investment in media and promotions since the national roll-out of its ENAMELON(R) all-family toothpaste in 1998, the Company has effectively generated awareness and trial of the ENAMELON(R) brand. As a result Enamelon has achieved significant distribution for its all-family toothpaste. The Company's products are currently sold in all leading U.S. food, drug and mass merchandise outlets. For the latest 4 week period which ended May 15, 1999, ENAMELON(R)'s dollar share of the $1.6 billion toothpaste category was a combined 2.3% in food and drug stores, as reported by A.C. Nielsen scan data.

     Having achieved brand awareness, distribution and trial throughout the U.S., Enamelon will now refocus its marketing efforts to target the dental community. By targeting dental professionals with the objective of increasing their awareness of the Enamelon "remineralization" technology, the Company intends to increase the number of dentists and hygienists recommending its product, with the expectation that this will drive consumer demand. Enamelon now intends to align its marketing expenditures to be consistent with its anticipated sales levels.

     The Company also plans to confine its research and development expenditures primarily to obtaining the American Dental Association's seal of approval for its all-family toothpaste and continuing clinical studies of its "remineralization" technology. With the Company's revised marketing strategy and research and development program, Enamelon will reduce its staff from 50 employees to approximately 30 employees.

     Dr. Steven R. Fox, Chief Executive Officer and Chairman of the Board,
stated "We are taking decisive and determined actions to redirect and dedicate the full resources and energies of the Company to efficiently promote our ENAMELON(R) all-family toothpaste and ENAMELON(R) Calcium Whitening System toothpaste, while reducing our costs at the same time. We have reached a new phase in the development of the Company and its products and feel it is in the best interest of our shareholders to reduce operating costs. At current sales levels these actions should helps us approach breakeven and we believe that this will help us enhance our opportunities for additional financing and position the Company for future growth."
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     Enamelon, Inc. is focused on developing and marketing over-the-counter oral care products based on proprietary formulations and technologies. The Company's remineralization technologies include those which are designed to provide the active ingredient fluoride in a formulation containing soluble calcium and phosphate to advance the fight against tooth decay. The Company's offices are located in Cranbury, New Jersey.

     This release contains forward-looking information and therefore it necessarily involves risks and uncertainties. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: acceptance of the Company's products by consumers; the inherent limitations of market research and accuracy of syndicated data purchased by the Company; declines in the Company's sales from current levels; the success of the Company's revised marketing program; the Company's ability to procure additional financing, as necessary to maintain its operations until it becomes profitable; and changes in government regulations as they apply to the Company's products. These and other risks are described in the Company's filings with the Securities and Exchange Commission, including the Company's Form S-1 and Form S-3 registration statements, Annual Report on Form 10-KSB for the year ended December 31, 1998 and 1999 Quarterly Reports on Form 10-Q.

     NOTE: Further information on Enamelon is available through our website on the World Wide Web at http://www.enamelon.com

     --30--

     CONTACT:  At the Company:
               Enamelon, Inc., Cranbury
               Edwin Diaz, Vice President-Finance &
               Chief Financial Officer
               609/395-6900
                 or
               Investor Relations Contact:
               Lippert/Beilshorn & Associates, New York
               John Nesbett/Mary Ellen Adipietro
               212/838-3777

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